EXHIBIT 10.55

FIRST OMNIBUS LOAN MODIFICATION AND EXTENSION AGREEMENT

THIS FIRST OMNIBUS LOAN MODIFICATION AND EXTENSION AGREEMENT (this “Agreement”) dated March 12, 2012, and made effective as of March 10, 2012, by and between ALEXANDER’S REGO SHOPPING CENTER, INC., a Delaware corporation with an office at c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association with an office at 1 Federal Street, 9th Floor, Boston, Massachusetts 02110 (“Bank”).

RECITALS:

A.        Pursuant to that certain Loan Agreement dated March 10, 2009, by and between Bank and Borrower (as amended hereby, the “Loan Agreement”), Bank made a loan to Borrower in the aggregate principal amount of up to $78,245,641.77 (the “Loan”), which is evidenced by, among other things, that certain Amended and Restated Promissory Note dated March 10, 2009, given by Borrower to Bank in the stated principal amount of $78,245,641.77 (as amended hereby, the "Note").

B.        Capitalized terms used and not defined herein have the meaning ascribed to them in the Loan Agreement.

C.        The Loan is secured by, among other things, an Amended and Restated Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents, dated March 10, 2009, from Borrower in favor of Bank, as amended by a certain Mortgage Modification Agreement of even date herewith (the “Mortgage Modification”; collectively, the “Mortgage”), which encumbers certain property owned by Borrower located in the Borough of Queens, County of Queens, State of New York, which is more specifically described in the Mortgage (the “Property”), and an assignment of leases and rentals of the Property (the “Assignment of Rents”).

D.        As a further inducement to the Bank to make the Loan, and as a condition precedent thereto, Borrower deposited with Bank $78,245,641.77 cash, in readily available funds (the “Deposit”), to serve as cash collateral for the Obligations (as hereinafter defined) and a source for satisfaction of the Obligations.  The Deposit has been and shall continue to be held and maintained by the Bank in the Deposit Account pursuant to the terms of the Loan Agreement and that certain Cash Pledge Agreement dated March 10, 2009, by and between Borrower and Bank (as amended hereby, the “Pledge Agreement”).

E.         The Loan Agreement, Note, Pledge Agreement, Mortgage, Assignment of Rents, and the other instruments, documents and agreements that evidence and secure the Loan are collectively referred to as the “Loan Documents”.  The principal of and all interest on the Loan, all of Borrower’s other obligations under the Loan Documents, including without limitation all fees, costs and expenses of Bank incurred in connection with the Loan are hereinafter collectively referred to as the “Obligations.”

F.         The Loan matures on March 10, 2012, and Borrower does not have any options to extend the term of the Loan.

G.        Notwithstanding anything to the contrary set forth in the Loan Agreement, Borrower has requested that Bank agree to extend the term of the Loan for a period of one (1) year, to March 10, 2013, and Bank has agreed to extend the term of the Loan to March 10, 2013, subject to and in accordance with the terms of this Agreement.

H.        Additionally, subject to the terms of the Loan Agreement, Borrower and Bank have agreed to decrease the Loan Rate to a fixed rate per annum equal to fifty (50) basis points (.50%).

I.          Borrower and Bank desire to enter into this Agreement in order to confirm the aforesaid extension and to amend certain provisions of the Loan Documents relative to, inter  alia, repayment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby covenant and agree as follows:

1.         Incorporation.  The Recitals set forth at the beginning of this Agreement are hereby incorporated in and made a part of this Agreement by this reference.

2.         Acknowledgment of Outstanding Principal Balance; Funds.  Borrower and Bank agree that as of the date hereof the outstanding principal balance of the Loan is $78,245,641.77, and the amount of Funds on deposit in the Deposit Account is $78,245,641.77.  The Funds shall continue to remain on deposit in Deposit Account for the entire term of the Loan.

3.         Conditions Precedent.  The effectiveness of this Agreement is subject to the following conditions:

            (a)        Borrower shall have executed and delivered this Agreement to Bank.

(b)        Borrower shall have taken, or caused to be taken such other actions and executed and delivered such other documentation as may be reasonably requested by Bank or its counsel in order to give effect to this Agreement, and to perform, preserve and protect the continued priority and effectiveness of the Loan Documents, as hereby amended.

(c)        Borrower shall have paid in full all costs and expenses incurred by Bank in connection with this Agreement, including without limitation legal fees and expenses.

(d)       Borrower shall have delivered to Bank a bring down of title to the Project showing that there have been no liens or encumbrances against the Project from and after the Closing Date, unless consented to in writing by Bank.

(e)        The Mortgage Modification shall have been executed and delivered to the title company which is conducting a bring down of title to the Project for recording in the Office of the City Register of the City of New York, Queens County.

By execution and delivery of this Agreement, Bank acknowledges that the conditions precedent to the effectiveness of this Agreement have either been satisfied or waived.

4.         Extension of Maturity Date.  Upon execution and delivery of this Agreement, and satisfaction of the conditions to effectiveness set forth in Section 3 hereof, Borrower and Bank hereby agree to extend the term of the Loan from March 10, 2012, to March 10, 2013.  The Loan shall mature, and be due and payable in full, on March 10, 2013.  Borrower shall have no further rights to extend the Loan.

5.         Modification to the Loan Agreement.

(a)        The “DEFINITIONS” Section of the Loan Agreement is hereby amended to amend and restate in their entirety the following definitions:

““Loan Rate”:  A fixed rate per annum equal to fifty (50) basis points (.50%); provided, however, that for that portion of the Loan which is equal to the dollar amount of the Funds which are invested in an Interest-bearing Investment Account, from time to time, the Loan Rate shall be a floating rate per annum equal to the Federal Funds Rate, in effect from time to time, plus twenty-five (25) basis points.  ”

““Maturity Date”: March 10, 2013.”

(b)        The “DEFINITIONS” Section of the Loan Agreement is hereby amended to add the following definitions in their appropriate alphabetical positions:

““Change”: As defined in Section 1.8.”

““Excluded Taxes”: Means, in the case of Bank (or any applicable Lending Installation), taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which Bank is incorporated or organized or (b) the jurisdiction in which the Bank’s principal executive office or Bank’s applicable Lending Installation is located.”

““Lending Installation”: Means, with respect to Bank, the office, branch, subsidiary or affiliate of Bank listed on the signature page hereof or otherwise selected by Bank.  At the present time, the only Lending Installation is the Bank and any office of the Bank across the United States that is involved in the administration of the Loan and the Cash Collateral.”

““Other Taxes”: Means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement or the Note.”

““Risk-Based Capital Guidelines”: As defined in Section 1.8.”

““Taxes”: Means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.”

(c)        All references to the “Maturity Date” contained in the Loan Agreement shall be deemed to mean and refer to “March 10, 2013.”

(d)       Effective as of the date hereof, the following is added as a new Section 1.7 to the Loan Agreement:

“Section 1.7    Regulatory Change.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by Bank or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)         subjects Bank or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to Bank in respect of the Loan, or

(ii)        imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank or applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to the Loan), or

(iii)       imposes any other condition the result of which is to increase the cost to Bank or applicable Lending Installation of making, funding or maintaining the Loan, or reduces any amount receivable by Bank or any applicable Lending Installation in connection with the Loan, or requires Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of the Loan, by an amount deemed material by Bank, and the result of any of the foregoing is to increase the cost to Bank or Lending Installation, as the case may be, of making or maintaining the Loan or to reduce the return received by Bank or applicable Lending Installation, as the case may be, in connection with the Loan, then, subject to and in accordance with Section 1.9 below, within thirty (30) days of demand by Bank, the Borrower shall pay Bank, such additional amount or amounts (as determined by Bank, which amounts shall, in the absence of manifest error, be conclusive and binding upon Borrower) as will compensate Bank for such increased cost or reduction in amount received.  Bank shall provide to Borrower a statement of the amount and basis of calculation of any such increased cost, reduction in return and/or revenue, which amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.  Bank’s method of determining any amount payable to Bank under this paragraph shall be substantially similar to the method used by Bank in implementing similar provisions for similarly situated borrowers and extensions of credit.”

(e)        Effective as of the date hereof, the following is added as a new Section 1.8 to the Loan Agreement:

“Section 1.8    Changes in Capital Adequacy Regulation.   If Bank determines that the amount of capital required or expected to be maintained by Bank, any Lending Installation of Bank, or any corporation controlling Bank, is increased as a result of a Change, then, subject to and in accordance with Section 1.9 below, within thirty (30) days of demand by Bank, the Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Bank determines is attributable to this Agreement, its outstanding credit exposure or its commitment to make loans, hereunder (after taking into account Bank’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any Lending Installation or any corporation controlling Bank.  Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.  Bank’s method of determining any amount payable to Bank under this paragraph shall be substantially similar to the method used by Bank in implementing similar provisions for similarly situated borrowers and extensions of credit.  Bank shall provide to Borrower a statement of the amount and basis of calculation of any such increased cost, reduction in return and/or revenue, which amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.”

(f)        The following is added as a new Section 1.9 of the Loan Agreement:

“Bank may notify Borrower that events or conditions have occurred under Section 1.7 or Section 1.8 hereof that may result in increased costs to Bank or reductions in amounts to be received by Bank (the “Event Notice”).  Once the amount of the increased costs or reductions in amounts to be received is determined, Bank may give Borrower notice thereof (the “Payment Notice”) and, within thirty (30) days of the Payment Notice, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such increased costs or reduction in amounts to be received.  Notwithstanding anything to the contrary set forth in this Agreement, Borrower shall not be required to compensate Bank pursuant to this paragraph for any increased costs or reductions suffered prior to the date that Bank sends Borrower the Event Notice. ”

(g)        All references in Section 8.1 of the Loan Agreement to “seventy-five (75) basis points (.75%)” are hereby changed to “fifty (50) basis points (.50%).”

(h)        The Winston & Strawn LLP “with a copy to” address for the Borrower for the purposes of Section 9.8 of the Loan Agreement is hereby deleted and changed to:

“Rosenberg & Estis, P.C.
733 Third Avenue
New York, NY 10017
Attn:    Neil Underberg, Esq.”

To avoid doubt, the Borrower’s notice address and other with a copy to addresses shall remain unchanged.

(i)         The notice address for the Bank for the purposes of Section 9.8 of the Loan Agreement is hereby changed to:

“U.S. Bank National Association
1 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention:  Real Estate Banking Division”

6.         Modifications to Pledge Agreement.

(a)        All references to “Loan Agreement” or “Note” contained in the Pledge Agreement shall be deemed to be the “Loan Agreement” or “Note” as amended by and defined in this Agreement.

            (b)        The Winston & Strawn LLP “with a copy to” address for the Borrower for the purposes of Section 13 of the Pledge Agreement is hereby deleted and changed to:

“Rosenberg & Estis, P.C.
733 Third Avenue
New York, NY 10017
Attn:    Neil Underberg, Esq.”

To avoid doubt, the Borrower’s notice address and other with a copy to addresses shall remain unchanged.

7.         Modifications to Note.

(a)        All references to “Loan Agreement” contained in the Note shall be deemed to be the “Loan Agreement” as amended by and defined in this Agreement.

(b)        All references to “Pledge” contained in the Note shall be deemed to be the Pledge” as amended by and defined in this Agreement.

(c)        All references to “Mortgage” contained in the Note shall be deemed to be the “Mortgage” as defined in this Agreement.

(d)       The address for the Bank is hereby changed to “1 Federal Street, Boston, Massachusetts 02110.”

(e)        All references to the “Maturity Date” contained in the Note shall be deemed to mean and refer to “March 10, 2013.”

8.         Modifications to Loan Documents.  All references in the Loan Documents to the “Loan Agreement,” “Pledge Agreement or Pledge,” or the “Note” shall mean the “Loan Agreement,” the “Pledge Agreement,” or the “Note” as amended by this Agreement.  The address for the Bank in the Loan Documents is hereby changed to “1 Federal Street, Boston, Massachusetts 02110.”

9.         No Defenses, Counterclaims or Rights of Offset.  As a material inducement to Bank to enter into this Agreement, Borrower hereby acknowledges, admits, and agrees that, as of the date of the execution and delivery of this Agreement, there exists no rights of offset, defense, counterclaims, claims, or objections in favor of Borrower against the Bank with respect to the Loan Documents, as amended to date or alternatively, that any and all such rights of offset, defenses, counterclaims, claims, or objections are hereby unconditionally and irrevocably waived and released

10.       No Other Changes or Modification.  Nothing contained in this Agreement shall (a) be deemed to cancel, extinguish, release, discharge or constitute payment or satisfaction of the Note or to affect the obligations represented by the Note, or (b) be deemed to impair in any manner the validity, enforceability or priority in the Loan Agreement, the Mortgage, the Pledge Agreement or the lien thereof against the Project, Mortgaged Property or Cash Collateral.

11.       Confirmation and Reaffirmation.  All of the terms, covenants, conditions, waivers and consents contained in the Loan Documents shall, remain in full force and effect.  The Loan Documents, as hereby amended, and the indebtedness evidenced thereby are hereby ratified and confirmed, and each and every grant, provision, covenant, condition, obligation, right and power contained therein or existing with respect thereto shall continue in full force and effect.  Borrower hereby acknowledges and agrees that the Loan Documents, as amended, are enforceable against Borrower in accordance with their terms.

12.       Further Assurances.  Upon request of the Bank, Borrower shall make, execute, and deliver (or shall cause to be made, executed, and delivered) to Bank any and all such other documents and instruments that they may consider reasonably necessary to correct any errors in or omissions from this Agreement, or any of the Loan Documents, or to effectuate, complete, perfect, continue or preserve their respective obligations thereunder or any of the liens, security interests, grants, rights, or other interests of or in favor of Bank thereunder.  Borrower shall take all such actions that Bank may reasonably request from time to time in order to accomplish and satisfy the provisions of this Agreement.

13.       Mechanics Liens.  The parties acknowledge that the bring down of title to the Project revealed two mechanics liens filed against the Project on 1/9/2012 and 3/5/2012, respectively.  Borrower agrees that the release of these mechanics liens is governed by Section 1.10 of the Mortgage, and hereby reaffirms its obligations under said Section 1.10.  Notwithstanding the time limitations set forth said Section 1.10, Borrower agrees to provide Bank satisfactory evidence of the release of these liens in due course.

14.       Miscellaneous.

(a)        The caption and section headings in this Agreement are for convenience only and are not intended to define, alter, limit or enlarge in any way the scope of the meaning of this Agreement or any term or provisions set forth in this Agreement.

(b)        This Agreement may be executed in any number of identical original counterparts or facsimile counterparts, followed by ink-signed originals, each of which shall be deemed to be an original, and all of which shall collectively constitute a single agreement, fully binding and enforceable against the parties hereto.

(c)        This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and obligations of such parties hereunder are and at all times shall be deemed to be for the exclusive benefit of such parties and their respective successors and assigns, and nothing set forth herein shall be deemed to be for the benefit of any other person.

(d)       This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF this First Omnibus Loan Modification and Extension Agreement has been duly executed and delivered as of the date set forth in the introductory paragraph hereof.

                                                BORROWER:

ALEXANDER’S REGO SHOPPING CENTER, INC.

By:	/s/ Alan Rice
Name:	Alan Rice
Title:	Authorized Signatory

                                                BANK:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David Heller
Name:	David Heller
Title:	Vice President

[Signature page to First Omnibus Loan Modification and Extension Agreement]